EXHIBIT 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Senior Securities” and “Experts” and to the use of our reports dated (a) March 8, 2006, with respect to the consolidated financial statements, schedule, and consolidated financial highlights of American Capital Strategies, Ltd., and (b) April 14, 2006, with respect to the senior securities table of American Capital Strategies, Ltd., included in the Registration Statement (Form N-2 No. 333-_______) and related Prospectus of American Capital Strategies, Ltd. dated April 26, 2006.

/s/ Ernst & Young LLP

McLean, Virginia

April 20, 2006